Exhibit 10.1

Membership Interest Purchase Agreement

By and Among

Versar, Inc.

Johnson Controls Federal Systems, Inc.

And

Johnson Controls, Inc.

September 4, 2015

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Article VI REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER		28
6.1	Organization and Authority	28
6.2	No Conflicts	28
6.3	Litigation	28
6.4	No Brokers’ Fees	28
6.5	Investment Purpose	28

Article VII INDEMNIFICATION		29
7.1	Indemnification by the Sellers	29
7.2	Indemnification by the Buyer	30
7.3	Survival and Time Limitations	30
7.4	Limitations on Indemnification by the Sellers	30
7.5	Third-Party Claims	32
7.6	Tax Claims	33
7.7	Exclusive Remedy	33
7.8	Other Indemnification Matters	33

Article VIII TAX MATTERS		33
8.1	Tax Periods Ending on or Before the Closing Date	33
8.2	Tax Periods Beginning Before and Ending After the Closing Date	34
8.3	Tax Refunds	35
8.4	Tax Contests and Cooperation	35
8.5	Certain Taxes	36
8.6	Tax Matters	36
8.7	Allocation of Purchase Price	36
8.8	Overlap	37

Article IX PRE-CLOSING COVENANTS OF COMPANY AND SELLERS		37
9.1	Conduct of the Business of Company in the Ordinary Course	37
9.2	No Negotiation	37

Article X COVENANTS		38
10.1	Use of Company Name	38
10.2	Press Releases and Public Announcements	38
10.3	Confidentiality	38
10.4	Litigation Support	38
10.5	Books and Records	39
10.6	Non-Solicitation of Employees	39
10.7	Restrictions on Certain Activities	40
10.8	Financing	40

Article XI TERMINATION		40
11.1	Termination Rights	40
11.2	Consequences of Termination	41

Article XII MISCELLANEOUS		41
12.1	Further Assurances	41
12.2	No Third-Party Beneficiaries	41

ii

12.3	Entire Agreement	41
12.4	Successors and Assigns	42
12.5	Counterparts	42
12.6	Notices	42
12.7	Resolution of Disputes	43
12.8	Governing Law	44
12.9	Amendments and Waivers	44
12.10	Severability	44
12.11	Disclosure Schedules	44
12.12	Updates to the Disclosure Schedules	45
12.13	Construction	45
12.14	Specific Performance	45
12.15	Time Is of the Essence	46
12.16	Sellers’ Representative	46
12.17	Legal Representation	47

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of September 4, 2015 (the “Effective Date”), by and among Versar, Inc., a Delaware corporation (the “Buyer”), Johnson Controls Federal Systems, Inc., a Delaware corporation (“JCFS”), and Johnson Controls, Inc., a Wisconsin corporation (“Johnson Controls” and together with JCFS, collectively, the “Sellers” and each a “Seller”).

STATEMENT OF PURPOSE

The Sellers collectively own all of the outstanding membership interests of Johnson Controls Security Systems, L.L.C., a Florida limited liability company (“Company”). The Buyer has agreed, at the Closing, to purchase from the Sellers, and the Sellers have agreed, at the Closing, to sell to the Buyer, all of the outstanding membership interests of Company for the consideration and on the terms and subject to the conditions set forth in this Agreement.

Article I
DEFINITIONS

“Adjusted Closing Payment” is defined in Section 2.5.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Code §1504 but including any partnership which would be included if such partnership were a corporation (or any analogous combined, consolidated or unitary group defined under state or local income Tax Law).

“Agreement” is defined in the opening paragraph.

“Acquisition Transaction” is defined in Section 9.2.

“Assets” is defined in Section 5.6.

“Association” is defined in Section 12.7.

“Base Amount” is defined in Section 2.2(a).

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Milwaukee, Wisconsin.

“Buyer” is defined in the opening paragraph.

“Buyer Indemnified Party” is defined in Section 7.1(a).

“California Lease Assignment” is defined in Section 3.1(g)(viii).

“Cap” is defined in Section 7.4(a).

“Cash” means (a) Company’s actual cash (bank) balances (net of any bank overdrafts), as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, plus (b) cash equivalents (including marketable securities and short-term investments) of Company.

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Closing Statement” is defined in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Statement of Purpose.

“Confidentiality Agreement” is defined in Section 10.3.

“Consent” means any consent, approval, authorization, permission or waiver.

“Consents/Notices” means the consents from, and the notices sent to, the parties as identified on Schedule 3.1(d).

“Contingent Amount” is defined in Section 2.2(a).

“Contract” means any contract, lease, license or other agreement.

“Current Assets” means the current assets of Company designated as billed accounts receivable, less accounts receivable allowance, plus unbilled accounts receivable, plus other current assets, determined in accordance with GAAP (applied using the same GAAP accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the calculation of the Interim Balance Sheet), except as otherwise set forth on Schedule 2.4.

“Current Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, that is active in performance as of the Effective Date or the time immediately prior to the Closing between Company, on the one hand, and: (i) any Governmental Body; (ii) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Current Government Contract shall not constitute a separate Current Government Contract, for purposes of this definition, but shall be part of the Current Government Contract to which it relates.

“Current Liabilities” means the current liabilities of Company designated as accounts payable, accrued wages, accrued commission and bonus, accrued benefits, unearned billings and other current liabilities, determined in accordance with GAAP (applied using the same GAAP accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the calculation of the Interim Balance Sheet), except as otherwise set forth on Schedule 2.4.

“Deductible” is defined in Section 7.4(a).

“Disclosure Schedules” or “Schedule” is defined in Section 12.11.

“Disclosure Supplement” is defined in Section 12.12.

“Dispute Notice” is defined in Section 2.4(c).

“Disputing Parties” is defined in Section 12.7.

“Effective Date” is defined in the opening paragraph.

“Employee Benefit Plan” means any of the following maintained for any of Company’s current or former executives, officers or other employees: (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or (c) other equity-based plan or arrangement or other retirement, deferred compensation, severance, bonus, profit-sharing or incentive plan or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Environmental Law” means all Laws relating to the environment, natural resources, pollutants, contaminants, wastes or chemicals, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Substances Transportation Act, 49 U.S.C. Section 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Emergency Planning Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.

“Equity Interests” means, with respect to Company, any and all interests, participations, rights in or other equivalents of Company’s membership interests or other equivalent equity or ownership interests and any rights, warrants or options exchangeable or exercisable for or convertible into such membership interests or other equity or ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Cash” is defined in Section 2.4(a).

“Estimated Closing Payment” is defined in Section 2.2(b).

“Estimated Closing Statement” is defined in Section 2.4(a).

“Estimated Indebtedness” is defined in Section 2.4(a).

“Estimated Working Capital” is defined in Section 2.4(a).

“Federal Client” is defined in Section 10.7.

“Financial Statements” is defined in Section 5.4.

“Fundamental Representation” is defined in Section 7.3.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Government Bid” means any proposal or offer, solicited or unsolicited made by Company prior to the Closing Date which, if accepted, would result in a Current Government Contract. A Government Bid: (i) includes any proposal or offer made by Company that has been accepted by a Governmental Body but has not resulted in a Current Government Contract prior to the Closing Date; and (ii) does not include any proposal or offer made by Company that has been accepted and has resulted in a Current Government Contract prior to the Closing Date.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, that is active in performance as of the Effective Date or the time immediately prior to the Closing, or that has otherwise not been closed out and released with no further liability to the Company, or that has or had been active in performance at any time in the seven (7) year period prior to the Closing Date, between Company, on the one hand, and: (i) any Governmental Body; (ii) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Body” means any federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing, in each case within the United States.

“Hazardous Substance” means any hazardous material, substance or waste that is regulated by any Governmental Body.

“Imperial” is defined in Section 5.19.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) capitalized lease obligations of such Person; and (d) indebtedness or other obligations of others guaranteed by such Person.

“Indemnified Party” is defined in Section 7.5(a).

“Indemnifying Party” is defined in Section 7.5(a).

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) copyrights, and applications, registrations and renewals in connection therewith; (d) trade secrets; and (e) internet domain names.

“Interim Balance Sheet” is defined in Section 5.4.

“Interim Balance Sheet Date” means the date of the Interim Balance Sheet.

“JCFS” is defined in the opening paragraph.

“Johnson Controls” is defined in the opening paragraph.

“Knowledge” means actual knowledge as of the Closing Date. The Sellers’ Knowledge means the actual knowledge as of the Closing Date of Lee R. Guill, James Procaccini, Joseph Williams, Botio Mandov, Robert Buckley, Laura Farnham, Michael Harrington, Shirley L. Afable, Janice C. Stein, Amit Reizes, Steven W. Keane and Francisco Vasquez.

“Law” means any federal, state or local law, statute, ordinance, regulation, rule, constitution or treaty of any Governmental Body.

“Lease” is defined in Section 5.7(b).

“Leased Real Property” is defined in Section 5.7(b).

“License” is defined in Section 5.9(c).

“Loss” means any loss, damage, penalty, fine, cost or settlement payment, but shall not include any punitive, speculative, exemplary, lost profit, diminution of value, consequential, special or indirect damages of any nature whatsoever, except to the extent such damages are a component of damages awarded against an Indemnified Party in connection with a Third Party Claim; provided, however, the foregoing limitation shall not prohibit or preclude recovery by an Indemnified Party for lost profits, as a component of direct damages, on any Material Contracts that are active and funded as of the Closing Date to the extent arising from a breach of the representations and warranties contained in Section 5.8 and to the extent proven by such Indemnified Party.

“Maryland Lease Assignment” is defined in Section 3.1(g)(ix).

“Massachusetts Lease Assignment” is defined in Section 3.1(g)(vii).

“Material Adverse Effect” means a violation, inaccuracy, breach, default, failure to comply, change in circumstance, loss, effect, fact, agreement, arrangement, commitment, understanding or obligation which, as a result of the occurrence or existence thereof, has had, or could reasonably be expected to have, a material adverse effect on the business, operations, properties, financial condition, assets or results of operations of Company taken as a whole or that has had, or could reasonably be expected to have, a material adverse effect on the ability of the Sellers to perform their respective obligations under this Agreement or any of the Transaction Documents or to consummate the Transactions. However, a Material Adverse Effect, when used with respect to Company, does not include a material adverse effect or impact on the business, operations, properties, financial condition, assets or results of operations of Company that is caused by (i) one or more downturns in the economy, the securities markets, the financing markets or the credit markets in general which does not disproportionately affect Company relative to other industry participants, (ii) one or more downturns in the industries in which Company operates which does not disproportionately affect Company relative to other industry participants, (iii) the public announcement or pendency of this Agreement or the transactions contemplated by this Agreement, or (iv) one or more acts of terrorism.

“Material Contracts” is defined in Section 5.8.

“Membership Interests” is defined in Section 2.1.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Non-Party Affiliates” is defined in Section 7.4(e).

“Objection Period” is defined in Section 2.4(c).

“Order” means any order, award, settlement, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) any certificate of formation, articles of organization or articles of incorporation and any limited liability company agreement, operating agreement or bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” means the Buyer or any Seller and “Parties” means collectively, the Buyer and the Sellers.

“Permit” means any permit or license issued by any Governmental Body.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien of third parties other than the Sellers on real estate or other property for Taxes, assessments, governmental charges or levies not yet due or delinquent, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased, (d) any easement, right-of-way, zoning restriction, license, existing building restriction, covenant, ordinance, easement of roads, privilege, or right of public service companies, reservation or restriction on use and other similar encumbrances relating to real property and all other matters that might be revealed on a current survey or that would have been filed and appear in the public real estate records that do not prohibit or materially impair the current use, occupancy or marketability of title of the property subject thereto and (e) any lien to secure performance of statutory obligations, surety or appeal bonds, performance bonds or bids.

“Person” means any individual, corporation, limited liability company, partnership, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Pre-Closing Taxes” is defined in Section 8.2(a).

“Proceeding” means any lawsuit, litigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Pro Rata Share” means, (i) with respect to Johnson Controls, fifty percent (50%), and (b) with respect to JCFS, fifty percent (50%).

“Purchase Price” is defined in Section 2.2(a).

“Representative” means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Resolution Accountants” is defined in Section 2.4(d).

“Restricted Activities” is defined in Section 10.7.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” is defined in the opening paragraph.

“Sellers’ Representative” is defined in Section 12.16.

“Settlement Offer” is defined in Section 2.4(d).

“Specific Client” is defined in Section 10.7.]

“Straddle Period Tax Returns” is defined in Section 8.2(a).

“Straddle Statement” is defined in Section 8.2(a).

“Subsequently Disclosed Matter” is defined in Section 12.12.

“Survival Date” means October 31, 2016.

“Target Working Capital” is defined in Section 2.2(b)(i).

“Tax” means any federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax and shall include any interest or penalty thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Termination Date” is defined in Section 11.1(e).

“Third-Party Claim” is defined in Section 7.5(a).

“Transaction Documents” means this Agreement and all other written agreements, documents and certificates contemplated by this Agreement or otherwise delivered in connection with the Closing of the Transactions.

“Transactions” means the transactions contemplated by the Transaction Documents.

“TSA” is defined in Section 3.1(g)(v).

“Working Capital” means the (i) Current Assets of Company as of the Closing Date, less (ii) the Current Liabilities of Company as of the Closing Date, calculated in accordance with the procedures set forth in Schedule 2.4.

Article II
SALE AND PURCHASE

2.1           Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall purchase from each Seller, and each Seller shall sell and deliver to the Buyer, all of the issued and outstanding membership interests of Company owned by such Seller and set forth next to such Seller’s name on Schedule 4.2 hereto (collectively, the “Membership Interests”) for the consideration specified, below.

2.2           Purchase Price; Payment at Closing.

(a)           The aggregate purchase price for the Membership Interests is Twenty Million Forty-Six Thousand Three Hundred Dollars ($20,046,300), comprised of Ten Million Five Hundred Forty-Six Thousand Three Hundred Dollars ($10,546,300) (the “Base Amount”), and Nine Million Five Hundred Thousand Dollars ($9,500,000) (the “Contingent Amount”), as adjusted pursuant to Section 2.2(b) and Section 2.5 (the “Purchase Price”). For the avoidance of doubt, for purposes of this Agreement, the term Purchase Price shall only include that portion of the Contingent Amount that is actually paid to the Sellers.

(b)          Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall pay to the Sellers, by wire transfers of immediately available funds allocated among the Sellers in accordance with the wire instructions provided by the Sellers’ Representative to the Buyer, an amount equal to:

(i)          the Base Amount, (1) less the amount, if any, by which the Estimated Working Capital as reflected on the Estimated Closing Statement is less than One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Target Working Capital”), (2) plus the amount, if any, by which the Estimated Working Capital as reflected on the Estimated Closing Statement is more than the Target Working Capital; plus

(ii)         the Estimated Cash; less

(iii)        the Estimated Indebtedness;

(collectively, the “Estimated Closing Payment”).

(c)          Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall pay to the lenders of Company, for and on behalf of Company, by wire transfers of immediately available funds to the accounts designated by such lenders, of cash in the amounts required to pay off the Indebtedness of Company to such lenders in full as of the Closing, as evidenced by payoff letters executed by such lenders and delivered to the Buyer on or before the Closing Date.

(d)          After the Closing, the Sellers will be eligible to receive from the Buyer, and the Buyer will be obligated to pay the Sellers, the Contingent Amount, in accordance with the terms and conditions set forth on Schedule 2.2(d).

2.3           Closing. The closing of the Transactions (the “Closing”) shall be deemed effective as of 11:59 p.m. local time: (i) on September 30, 2015 (assuming all the conditions set forth in Article III have been fulfilled or waived in accordance herewith), (ii) if such conditions have not been fulfilled or waived as of such date, then three (3) Business Days after the last condition to be fulfilled or waived of the conditions set forth in Article III (other than those conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) has been fulfilled or waived in accordance herewith, or (iii) at such other time and/or place as the Sellers’ Representative and the Buyer shall mutually agree (the “Closing Date”).

2.4           Estimated Closing Statement; Closing Statement.

(a)           For purposes of determining the Estimated Closing Payment payable by the Buyer at the Closing, not less than five (5) business days prior to the Closing Date, the Sellers shall cause to be prepared and delivered to the Buyer a reasonably detailed statement (the “Estimated Closing Statement”) which shall include: (i) an estimated balance sheet of Company as of the Closing Date, prepared in a manner consistent with the preparation of the Interim Balance Sheet and in accordance with GAAP (applied using the same GAAP accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the calculation of the Interim Balance Sheet), except as otherwise set forth on Schedule 2.4 hereto; (ii) the Sellers’ estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”); (iii) the Sellers’ estimate of the Cash held by Company as of the Closing Date (the “Estimated Cash”); (iv) the Sellers’ estimate of the Indebtedness of Company as of the Closing Date (the “Estimated Indebtedness”); and (v) a calculation by the Sellers’ of the Estimated Closing Payment based upon the information reflected on the Estimated Statement. The Estimated Closing Payment shall, subject to the Buyer’s approval (which approval shall not be unreasonably withheld), be the amount payable by the Buyer at the Closing under Section 2.2(b), above. The Buyer shall be given access to the books and records on which the Estimated Closing Statement is based as is reasonably requested by Buyer and the opportunity to consult with the Sellers for the purpose of confirming or disputing the Estimated Closing Statement and the determination of the Estimated Closing Payment.

(b)           Within one hundred twenty-five (125) calendar days after the Closing, the Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Closing Statement”) which shall include: (i) a balance sheet of Company as of the Closing Date, prepared in a manner consistent with the preparation of the Interim Balance Sheet and in accordance with GAAP (applied using the same GAAP accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the calculation of the Interim Balance Sheet), except as otherwise set forth on Schedule 2.4 hereto; (ii) the Buyer’s calculation of the Working Capital as of the Closing Date; (iii) the Buyer’s calculation of Cash as of the Closing Date; and (iv) the Buyer’s calculation of Company’s Indebtedness as of the Closing Date.

(c)           The Sellers’ Representative shall have a period of forty-five (45) calendar days after its receipt of the Closing Statement (such forty-five (45) calendar day period, the “Objection Period”) to review the same and the Buyer’s calculation of the Purchase Price and its components and to notify the Buyer in writing of any disputes regarding the same (such written notice, a “Dispute Notice”). As part of such review, the Sellers’ Representative and its advisors shall have such access to the Buyer’s and/or Company’s books and records on which the Closing Statement is based as is reasonably requested. Unless the Sellers’ Representative delivers a Dispute Notice to the Buyer within the Objection Period, the Buyer’s determination of the Purchase Price and its components shall be conclusive and binding upon all of the Parties.

(d)          If the Sellers’ Representative delivers a Dispute Notice within the Objection Period, the Sellers’ Representative and the Buyer shall negotiate in good faith to resolve any such disagreements. If, after a period of twenty (20) calendar days following the date on which such Dispute Notice is delivered, the Sellers’ Representative and the Buyer have not resolved each such disagreement, then either the Sellers’ Representative or the Buyer shall be entitled to submit such disagreements to McGladrey LLP (the “Resolution Accountants”) so long as such submitting Party provides prior written notice of such submission to the nonsubmitting Party. Within ten (10) Business Days after receipt of such written notice, the Sellers’ Representative and the Buyer shall each deliver to the Resolution Accountant a written settlement offer setting forth their respective calculations of the Purchase Price and its components (each, a “Settlement Offer”); provided, however, that neither the Buyer nor the Sellers’ Representative may submit a Settlement Offer that contains a proposal as to any component of the Purchase Price that, in the case of a proposal by the Buyer, is more adverse to the Sellers as compared to the Closing Statement, or, in the case of a proposal by the Sellers’ Representative, is more adverse to the Buyer as compared to the Dispute Notice. The scope of the disputes to be resolved by the Resolution Accountants shall be limited to whether any of the disputed items were properly calculated in accordance with the terms of this Agreement. The Buyer shall cause Company to grant to the Resolution Accountants reasonable access to Company’s books and records and each submitting Party shall grant to the Resolution Accountants reasonable access to such Party’s work papers. The Resolution Accountants shall, acting as experts and not as arbitrators, resolve the disagreements and render a written report on the resolved disputed issues (and only on those disputed issues) within thirty (30) Business Days after the date on which they are engaged or as soon thereafter as possible. The resolution of the dispute by the Resolution Accountants shall be binding upon the Parties. The cost of the services of the Resolution Accountants shall be borne by the Buyer or the Sellers, based on whose Settlement Offer differs the most from the Purchase Price and its components as finally determined by the Resolution Accountants. If both Settlement Offers differ equally, such cost shall be borne half by the Buyer and half by the Sellers.

2.5          Post-Closing Purchase Price Adjustment.

(a)          The adjusted Purchase Price (excluding the Contingent Amount) (the “Adjusted Closing Payment”) shall be an amount equal to the Base Amount:

(i)          less the amount by which the Working Capital as finally determined pursuant to Section 2.4(c) or Section 2.4(d) is less than the Target Working Capital, or plus the amount by which the Working Capital as finally determined pursuant to Section 2.4(c) or Section 2.4(d) exceeds the Target Working Capital;

(ii)         plus the Cash of Company as finally determined pursuant to Section 2.4(c) or Section 2.4(d); and

(iii)        less the Indebtedness of Company as finally determined pursuant to Section 2.4(c) or Section 2.4(d).

(b)          Within ten (10) Business Days after the final determination of the Adjusted Closing Payment: (i) if the Adjusted Closing Payment exceeds the Estimated Closing Payment, the Buyer shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to the bank account designated by the Sellers’ Representative, the amount of such excess; or (ii) if the Adjusted Closing Payment is less than the Estimated Closing Payment, the Sellers, severally (in accordance with their Pro Rata Shares), shall pay to the Buyer, by wire transfer of immediately available funds to a bank account designated by the Buyer, the amount of such deficit.

Article III
CONDITIONS PRECEDENT TO CLOSING

3.1         Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to purchase the Membership Interests and to consummate the Transactions is subject to the satisfaction as of the Closing of each of the following conditions:

(a)          Each of the representations and warranties of the Sellers set forth in this Agreement shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date, except for such inaccuracies of representations and warranties which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect (and except that those representations and warranties which address matters as of or for a particular date or time period shall remain so true and correct only as of such date or for such time period).

(b)          The Sellers shall have performed in all material respects each of the respective covenants of the Sellers contained in this Agreement required to be performed by the Sellers on or prior to the Closing Date.

(c)          The Sellers shall have delivered to the Buyer a certificate dated the Closing Date and signed by the Sellers stating that the conditions set forth in Section 3.1(a) and Section 3.1(b), above, have been satisfied as of the Closing Date, and that all intercompany accounts payable and accounts receivable between the Company and either Seller (or any of their Affiliates) have been satisfied in full or cancelled. The statements contained in such certificate or certificates shall be a warranty of the Sellers which shall survive the Closing for the period provided in Article VII, below.

(d)          The Consents/Notices listed on Schedule 3.1(d) attached hereto, in a form reasonably satisfactory to the Buyer, shall have been received by the Buyer on or prior to the Closing Date.

(e)          On the Closing Date, there shall not be effective or continuing against the Buyer, the Sellers or Company any Proceeding wherein a ruling has been or reasonably could be issued by a Governmental Body that would (i) prevent consummation of the purchase and sale of the Membership Interests, (ii) cause the purchase and sale of the Membership Interests to be rescinded following the Closing, (iii) affect adversely in any material respect the right of the Buyer to own the Membership Interests, or (iv) affect Company’s ability to conduct its business after the Closing Date in any material respect. In the event any such Proceeding is effective or continuing on what otherwise would have been the Closing Date, the Buyer shall have the right, by written notice to the Sellers’ Representative delivered within two (2) calendar days of such originally scheduled Closing Date, to extend the Closing Date for a reasonable period not to exceed fifteen (15) calendar days after such originally scheduled Closing Date to allow a ruling to be issued in such Proceeding; provided, that the Closing Date shall not extend beyond the date when a ruling satisfying any of subsections (i)-(iv), above, would no longer reasonably be issued.

(f)          Between the date hereof and the Closing Date, there shall have been no change in the business of Company that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g)          The Sellers shall have delivered (or caused Company to have delivered) to the Buyer each of the following:

(i)          Assignment of the Membership Interests, executed by each of the Sellers, or such other good and sufficient instruments of transfer as the Buyer reasonably deems necessary or appropriate to vest in the Buyer all right, title and interest in and to the Membership Interests.

(ii)         Duly executed resignations of such managers and officers of Company as the Buyer shall have requested in writing to the Sellers’ Representative not less than three (3) Business Days prior to the Closing Date.

(iii)        A good standing certificate (or comparable certificate) for Company issued by the Secretary of State (or comparable Governmental Body) of the jurisdiction of organization for Company and each of the states identified in Schedule 5.11 within a reasonable period of time prior to the Closing Date.

(iv)        (A)         A certificate from an officer of JCFS, in a form reasonably satisfactory to the Buyer, attaching and certifying as to the resolutions of the Board of Directors of JCFS authorizing the execution of this Agreement and all Transaction Documents and the taking of any and all actions deemed necessary or advisable to consummate the Transactions.

(B)         A certificate from an officer of Johnson Controls, in a form reasonably satisfactory to the Buyer, attaching and certifying as to the approvals authorizing the execution of this Agreement and all Transaction Documents and the taking of any and all actions deemed necessary or advisable to consummate the Transactions.

(C) The original Organizational Documents of Company and the original minutes and other records of the meetings (including any actions taken by written consent or otherwise without a meeting) of the members and managers of Company.

(v)         A transition services agreement by and among the Buyer, Company and the Sellers, in the form attached hereto as Exhibit 3.1(g)(v), duly executed by Johnson Controls and JCFS, and incorporating, in all material respects, the terms and conditions set forth on Schedule 3.1(g)(v) (the “TSA”).

(vi)        [Intentionally Omitted.]

(vii)       An assignment and assumption of lease by and among Johnson Controls and Company, in the form attached hereto Exhibit 3.1(g)(vii), duly executed by Johnson Controls and Company, regarding that certain Lease Agreement dated December 16, 2011 by and between 23 Norfolk Avenue, LLC and Johnson Controls, as amended by that certain first amendment (which was mistakenly titled “Third Amendment”) dated June 17, 2013, as amended by that certain Second Amendment to Lease dated November 20, 2014 (the “Massachusetts Lease Assignment”).

(viii)      An assignment and assumption of lease by and among Johnson Controls and Company, in the form attached hereto Exhibit 3.1(g)(viii), duly executed by Johnson Controls and Company, regarding that certain Air Commercial Real Estate Association Standard Industrial/Commercial Multi-Tenant Lease-Gross dated November 5, 2010 by and between Johnson Controls and Copperwood Partners, L.P., as amended by that certain First Amendment dated May 21, 2012, as further amended by that certain Second Amendment to Standard Form Industrial Lease dated October 16, 2014 (the “California Lease Assignment”).

(ix)         An assignment and assumption of lease by and among Johnson Controls and Company, in the form attached hereto Exhibit 3.1(g)(ix), duly executed by Johnson Controls and Company, regarding that certain Lease dated March 22, 2010 by and between Johnson Controls and Nazario Family L.L.C., as modified by that certain letter dated September 23, 2014 from Johnson Controls to Nazario Family L.L.C. (the “Maryland Lease Assignment”).

(x)          A Fleet Management Services Agreement by and between Company and Lease Plan U.S.A., Inc. and related Master Vehicle Lease Agreement, Fleet Management Services Agreement Schedule of Fees, and Exhibit X “Vehicles on Services,” in the form attached hereto Exhibit 3.1(g)(x), duly executed by Company and Lease Plan U.S.A.

(h)          The Buyer shall have failed to obtain the financing it needs in order to consummate the Transactions and to fund the working capital requirements of the Company after the Closing as a result of Bank of America, N.A.’s failure to provide financing to Buyer in accordance with Schedule 3.1(h).

In the event that any of the foregoing conditions to Closing shall not have been satisfied as of the Closing Date and the Buyer elects to consummate the Transactions despite such failure, the Buyer shall be deemed to have fully waived the satisfaction of such conditions.

3.2           Conditions Precedent to the Sellers’ Obligations. The obligation of the Sellers to sell the Membership Interests and to consummate the Transactions is subject to the satisfaction as of the Closing of each of the following conditions:

(a)          Each of the representations and warranties of the Buyer made in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters as of or for a particular date or time period shall remain so true and correct only as of such date or for such time period).

(b)          The Buyer shall have performed in all material respects each of the covenants of the Buyer contained in this Agreement required to be performed by it on or prior to the Closing Date.

(c)          The Buyer shall have delivered to the Sellers a certificate dated the Closing Date and signed by an authorized officer of the Buyer stating that each of the conditions set forth in Section 3.2(a) and Section 3.2(b), above, has been satisfied as of the Closing Date. The statements contained in such certificate shall be a warranty of the Buyer which shall survive the Closing for the period provided in Article VII, below.

(d)          On the Closing Date, there shall not be effective or continuing against the Buyer, any Seller or Company any Proceeding wherein a ruling has been or reasonably could be issued by a Governmental Body that would (i) prevent consummation of the purchase and sale of the Membership Interests, (ii) cause the purchase and sale of the Membership Interests to be rescinded following the Closing, or (iii) affect adversely in any material respect the right of the Sellers to sell the Membership Interests and to receive the full Purchase Price therefor. In the event any such Proceeding is effective or continuing on what otherwise would have been the Closing Date, the Sellers shall have the right, by written notice to the Buyer delivered within two (2) calendar days of such originally scheduled Closing Date, to extend the Closing Date for a reasonable period not to exceed fifteen (15) calendar days after such originally scheduled Closing Date to allow a ruling to be issued in such Proceeding; provided, that the Closing Date shall not extend beyond the date when a ruling satisfying any of subsections (i)-(iii), above, would no longer reasonably be issued.

(e)          The Buyer shall have delivered to the Sellers, or to the lenders of Company, as applicable, the following:

(i)          The Estimated Closing Payment and the Estimated Indebtedness in the manner specified in Section 2.2, above.

(ii)         A certificate from an officer of the Buyer, in a form reasonably satisfactory to the Sellers, setting forth the resolutions of the Board of Directors of the Buyer authorizing the execution of this Agreement and all Transaction Documents to which the Buyer is a party and the taking of any and all actions deemed necessary or advisable to consummate the Transactions.

(iii)        A good standing certificate for the Buyer issued by the Secretary of State of the State of Delaware within a reasonable period of time prior to the Closing Date.

(iv)        The TSA, duly executed by the Buyer.

In the event that any of the foregoing conditions to Closing shall not have been satisfied as of the Closing Date and the Sellers elect to consummate the Transactions despite such failure, the Sellers shall be deemed to have fully waived the satisfaction of such conditions.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER

Except as set forth in the Disclosure Schedules, each Seller severally, but not jointly, makes the following representations and warranties as of the date hereof and as of the Closing Date (except that those representations and warranties which address matters as of or for a particular date or time period shall remain so true and correct only as of such date or for such time period). No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed on any Disclosure Schedule unless disclosed on a Disclosure Schedule that references the section in Article IV or Article V that it qualifies or otherwise affects; provided, however, any disclosure set forth in any particular section of the Disclosure Schedules shall be deemed to be disclosed for any other section of the Disclosure Schedules to the extent that its relevance or applicability to such other section of the Disclosure Schedules is reasonably apparent.

4.1          Organization and Authority. Such Seller is duly incorporated, validly existing and in good standing under the Laws of the State of its incorporation. Such Seller has full corporate power and authority to execute and deliver the Transaction Documents to which such Seller is a party and to perform such Seller’s obligations thereunder. The execution and delivery by such Seller of each Transaction Document to which it is a party and the performance by such Seller of the Transactions have been duly approved by all requisite corporate action on the part of such Seller. Each Transaction Document to which such Seller is a party constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms of such Transaction Document.

4.2          Membership Interest Ownership. Such Seller owns of record and beneficially the number of the Membership Interests set forth next to such Seller’s name on Schedule 4.2, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law). No Seller is a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Membership Interests or (b) any voting trust, proxy or other Contract relating to the voting of any Membership Interests.

4.3          No Conflicts. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time (a) violate any Organizational Document of such Seller, (b) violate any Law to which such Seller is subject, or (c) require any material consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person.

4.4          Litigation. There is no Proceeding pending or, to the Knowledge of such Seller, threatened, against such Seller relating to or affecting the Transactions.

4.5          No Brokers’ Fees. Such Seller has no liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Buyer or Company could be liable.

4.6          No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article IV, each as qualified by the Disclosure Schedules, none of the Sellers, Company or any other Person has made or makes any other representation or warranty whatsoever, express or implied, either written or oral or at law or in equity, with respect to the Sellers, including, but not limited to, any representation or warranty as to the accuracy or completeness of any information regarding the Sellers.

Article V
REPRESENTATIONS AND WARRANTIES REGARDING COMPANY

Except as set forth in the Disclosure Schedules, each Seller jointly and severally makes the following representations and warranties as of the date hereof and as of the Closing Date (except that those representations and warranties which address matters as of or for a particular date or time period shall remain so true and correct only as of such date or for such time period). No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed on any Disclosure Schedule unless disclosed on a Disclosure Schedule that references the section in Article IV or Article V that it qualifies or otherwise affects; provided, however, any disclosure set forth in any particular section of the Disclosure Schedules shall be deemed to be disclosed for any other section of the Disclosure Schedules to the extent that its relevance or applicability to such other section of the Disclosure Schedules is reasonably apparent.

5.1          Organization, Qualification and Corporate Power; Records. Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida. Company has full limited liability company power and authority to conduct the businesses in which it is engaged and to own and use the properties and assets that it purports to own or use. Company has delivered to the Buyer correct and complete copies of the Organizational Documents of Company and the minutes and other records of the meetings (including any actions taken by written consent or otherwise without a meeting) of the members and managers of Company. Company is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction listed on Schedule 5.1, which jurisdictions constitute as of the time immediately prior to the Closing the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary. The minute books and other records of the meetings of Company are accurate and complete in all material respects. Set forth on Schedule 5.1 is a correct and complete list of the managers and officers of Company as of the Closing Date.

5.2          Capitalization. The Membership Interests constitute all of the issued and outstanding membership interests of Company. All of the Membership Interests are validly issued in accordance with Company’s operating agreement and applicable Law, and Company’s operating agreement does not require, and the Sellers are not otherwise obligated to make, any payments with respect to the Membership Interests or additional contributions to Company by reason of the Sellers’ ownership of membership interests of Company or their status as a member of Company, and Company does not have any claim therefor. There are no outstanding securities convertible into or exchangeable for Equity Interests of Company or any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Equity Interests of Company. Company does not own, directly or indirectly, any capital stock or other equity or ownership interest of any Person (whether or not such entity is disregarded for Tax purposes). Company does not have any right to acquire, directly or indirectly, any outstanding capital stock of, or equity interest in, any Person.

5.3          No Conflicts. Except as set forth on Schedule 5.3, neither the execution and delivery of this Agreement by either Seller nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Organizational Document of Company; (b) violate any Law to which Company or any asset owned or used by Company is subject; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Material Contract.

5.4          Financial Statements.

(a)          Attached as Schedule 5.4(a) are the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheets of Company as of September 30, 2013 and September 30, 2014, and unaudited statements of income and cash flow for the fiscal years ended September 30, 2013 and September 30, 2014; and (ii) an unaudited balance sheet (the “Interim Balance Sheet”) of Company as of July 31, 2015, and an unaudited statement of income for the ten (10) month period then ended. The Financial Statements have been prepared in accordance with GAAP, and present fairly in accordance with GAAP the financial condition and results of operations of Company as of the year-to-date dates and for the relevant periods set forth therein; provided, however, that the financial statements described in clause (i) above lack notes and the financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments and lack notes.

(b)          Company’s books and records are complete and correct in all material respects with respect to the financial matters included in the Financial Statements.

(c)          Company is not a guarantor of any financial or performance obligations of any other Person. No current or former member of Company has any claim against Company, and Company has no obligations to any current or former member of Company, or any of their Affiliates, except as provided in any Transaction Document or as set forth on Schedule 5.4(c).

(d)          Company has not entered into any off balance sheet financial arrangements, including any transaction involving a hedge or derivative financial instrument.

(e)          Except as set forth on Schedule 5.4(e), all accounts receivable of Company (i) represent monies due for goods sold and delivered or services rendered in each case in the ordinary course of business and (iii) to the Sellers’ Knowledge, are not subject to any valid claim for refund or adjustment or any valid defense or right of set-off. To the Sellers’ Knowledge, there are no current disputes regarding the collectability of any such accounts receivable.

(f)          Schedule 5.4(f) provides accurate information with respect to each account maintained by or for the benefit of Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of the Persons with signature authority over such accounts.

5.5          Absence of Certain Changes. Except as set forth on Schedule 5.5, since January 31, 2015, Company has not:

(a)          sold, leased, transferred or assigned any asset with a value in excess of $100,000, other than for fair consideration in the ordinary course of business;

(b)          experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $500,000;

(c)          entered into any Contract involving the scheduled payment or receipt of more than $500,000 in any twelve (12) month period, and no Person has accelerated, terminated, modified or canceled any Contract involving scheduled payments or receipts of more than $500,000 in any twelve (12) month period, to which Company is a party;

(d)          had a material Encumbrance (other than any Permitted Encumbrance) imposed upon any asset of Company;

(e)          issued, created, incurred or assumed any Indebtedness involving more than $500,000;

(f)          canceled, compromised, waived or released any right or claim or any Indebtedness owed to it, in any case involving more than $500,000;

(g)          issued, granted, sold or otherwise disposed of any of its Equity Interests or declared, set aside, made or paid any dividend or distribution with respect to its Equity Interests (except for distributions of cash to the Sellers) or redeemed, purchased or otherwise acquired any Equity Interests of Company or amended any of its Organizational Documents;

(h)          granted any increase in the compensation of any of its managers or officers, except in the ordinary course of business, or entered into any employment, severance or bonus agreement with any of its employees, managers or officers;

(i)          made a material change in its financial or tax accounting methods, principles or practices;

(j)          made any capital expenditure outside the ordinary course of business or made any single capital expenditure in excess of $100,000 or capital expenditures exceeding $500,000 in the aggregate;

(k)          entered into any material transaction or taken any other material action, in each case, outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement;

(l)          entered into any Contract containing any material covenant that purports to restrict the business activity of Company or limit the freedom of Company to engage in any line of business or to compete with any Person; or

(m)          agreed or committed to any of the foregoing.

5.6          Title to and Sufficiency of Assets. Except as set forth on Schedule 5.6, Company has good and marketable title to every material asset shown on the Interim Balance Sheet or acquired by Company after the Interim Balance Sheet Date (the “Assets”), free and clear of any Encumbrances except Permitted Encumbrances, except for properties and assets disposed of in the ordinary course of business since the Interim Balance Sheet Date. Except as set forth on Schedule 5.6, the Assets, properties or assets which Company has a valid leasehold interest, and any properties or assets which Company has the lawful right to use together include all of the material tangible and intangible property and assets necessary for the continued conduct of Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

5.7          Real Property.

(a)          Company does not, and has not, owned any real property.

(b)          Schedule 5.7(b) lists all of the material real property leased, subleased or otherwise occupied or used by Company (the “Leased Real Property”). For each item of Leased Real Property, Schedule 5.7(b) lists the lease, sublease, or other Contract pursuant to which Company holds a legal interest in, or has a right to occupy or use, the Leased Real Property and all material amendments, renewals, or extensions thereto (each, a “Lease”).

(c)          Company does not use real property in its business in any material respects other than the Leased Real Property. Company is not a sublessor of, and has not assigned any lease covering, any material item of Leased Real Property. To the Sellers’ Knowledge, the Leased Real Property complies in all material respects with all material Laws, including zoning requirements, and Company has not received any written notifications from any Governmental Body requiring improvements to the Leased Real Property. Company is not a party to or bound by any Contract (including any option) for the purchase or sale of any real property interest or any Contract for the lease to or from Company of any real property interest not currently in possession of Company.

5.8          Contracts.

(a)          Schedule 5.8(a) lists the following Contracts to which Company is a party (collectively, the “Material Contracts”):

(i)          each Contract that involves the delivery or receipt of a material amount of products or services that was not entered into in the ordinary course of business;

(ii)         each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract materially affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate scheduled payments of less than $10,000 in any twelve (12) month period and with terms of less than one year; but expressly including all leases for vehicles);

(iii)        each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person;

(iv)        each Contract containing any material covenant that purports to restrict the business activity of Company or limit the freedom of Company to engage in any line of business or to compete with any Person;

(v)         each power of attorney;

(vi)        each Contract between or among Company on the one hand and any Seller or any Affiliate of any Seller (other than Company) on the other hand;

(vii)       each settlement agreement that has continuing effect after the Closing;

(viii)      each Current Government Contract (except for task orders, delivery orders and purchase orders pursuant to each Current Government Contract);

(ix)         each Contract for Indebtedness.

(b)          Each Contract (including the Material Contracts), with respect to Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on the same terms immediately after the Closing Date. Company has provided Buyer complete and correct copies of all written Material Contracts (including any and all amendments and other modifications to such Contracts) and a written description of the services to be provided and prices to be paid (if any) of all non-written Material Contracts. Schedule 5.8(b) sets forth a list of all services (by general category) provided to Company by the Sellers or their Affiliates that are necessary and critical for the continued conduct of Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

(c)          There exists no breach, default or violation on the part of Company or, to the Sellers’ Knowledge, on the part of any other party to any Contract of Company (including the Material Contracts) nor has Company received written or, to the Sellers’ Knowledge, oral notice of any breach, default or violation to any Contract of Company (including the Material Contracts). Company has not received written or, to the Sellers’ Knowledge, oral notice of an intention by any party to any Material Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect Company. Notwithstanding anything to the contrary contained in this Section 5.8(c), the Sellers are not making any representations or guarantee that a party to a Material Contract will not terminate or amend the terms of such Material Contract after the Effective Date or the Closing. Company has not waived any material rights under any Material Contract. To the Sellers’ Knowledge, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any Material Contract (other than Company) to declare breach, default or violation under any such Material Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of Company under any such Material Contract.

(d)          (i)          Schedule 5.8(d)(i) lists Company’s project charge codes as of the Effective Date and the time immediately prior to the Closing with respect to each Current Government Contract, and with respect to each such charge code, Schedule 5.8(d)(i) accurately lists: (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number; (D) Company’s internal project charge code number; (E) the corresponding project name; (F) the end date; (G) inception to May 31, 2015 funding; (H) inception to May 31, 2015 revenue received; (I) the contract’s ceiling; (J) payments due as of thirty (30) days or more prior to the date of this Agreement for work previously performed and billed; and (K) subcontractors who accounted for more than one-third (1/3) of the total contract billings during the period January 1, 2015 to May 31, 2015. Schedule 5.8(d)(i) also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

(ii)         Schedule 5.8(d)(ii) lists all Government Bids as of August 11, 2015, including task order bids under Current Government Contracts, submitted by Company and for which no award has been made thirty (30) days or more prior to August 11, 2015, and with respect to each such Government Bid, Schedule 5.8(d)(ii) accurately lists: (A) the customer agency and title; (B) the request for proposal (RFP) number or, if such Government Bid is for a task order under a prime contract or GSA schedule, the applicable prime contract or GSA schedule number, (C) the date of proposal submission; (D) the expected award date, if known; (E) the estimated period of performance; and (F) the estimated value based on the proposal, if any. All Government Bids listed on Schedule 5.8(d)(ii): were submitted in the ordinary course of business; were based on assumptions believed by the management of Company to be reasonable; and, to the Sellers’ Knowledge, (x) as of the date of such Government Bid, were capable of performance by Company in accordance with the terms and conditions of such Government Bid without a financial loss to Company (based on Company’s then current overhead and indirect charges) and (y) no material change has occurred since the date of such Government Bid that could reasonably be expected to cause a material financial loss to Company (based on Company’s overhead and indirect charges as of the Effective Date and the time immediately prior to the Closing) as a result of performance by Company in accordance with the terms and conditions of such Government Bid.

(e)          Except as set forth on Schedule 5.8(e), (i) the Company has not, since September 30, 2014, received written notification of significant performance deficiencies that could reasonably be expected to result in material claims against the Company (or any successors in interest) by a Governmental Body, a prime contractor or a higher-tier subcontractor in excess of $250,000 individually or $500,000 in the aggregate; (ii) to the Sellers’ Knowledge, the Current Government Contracts are not as of the Effective Date or the time immediately prior to the Closing the subject of bid or award protest proceedings; and (iii) no Person has notified Company in writing or, to the Sellers’ Knowledge, orally that any Governmental Body, prime contractor or higher-tier subcontractor under a Current Government Contract intends to seek Company’s agreement to lower rates under any of the Current Government Contracts or Government Bids, including but not limited to any task order under any Government Bids.

(f)          Except as set forth on Schedule 5.8(f): (i) no termination for default, cure notice or show cause notice, or similar notice, either in writing or, to Company’s Knowledge, orally, has been issued or threatened and remains unresolved with respect to any Government Contract or Government Bid; (ii) no written past performance evaluation received by Company with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; and (iii) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Government Contract were current, accurate and complete in all material respects as of their submission date.

(g)          (i)          Neither Company nor any of Company’s managers or officers as of the time immediately prior to the Closing has, since November 1, 2001, been, or is as of the time immediately prior to the Closing, debarred, suspended, proposed for suspension or debarment from bidding on any Government Contract, declared non-responsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs. To the Sellers’ Knowledge, none of Company’s employees is, as of the time immediately prior to the Closing, suspended or debarred. No debarment, suspension or exclusion proceeding has, since November 1, 2001, been initiated or, to the Sellers’ Knowledge, threatened in writing against Company.

(ii)         Except as set forth on Schedule 5.8(g)(ii), since January 1, 2008: (A) Company has not undergone and, to the Sellers’ Knowledge, is not undergoing any audit, inspection, survey or examination of records by any Governmental Body relating to any Government Contract; (B) Company has not received written or, to the Sellers’ Knowledge, oral notice of, and Company has not undergone any investigation or review relating to any Government Contract; (C) no such audit, review, inspection, investigation, survey or examination of records is, to the Sellers’ Knowledge, threatened; (D) Company has not received any official written notice that it is or was being specifically audited or investigated by any Governmental Body; and (E) Company has not received any written or, to the Sellers’ Knowledge, oral notice that any audit, review, inspection, investigation, survey or examination of records described in this section, has revealed any fact, occurrence or practice which could reasonably be expected to cause Company to incur a loss in excess of $50,000.

(iii)        Company has not, at any time during the last seven (7) years, made any written voluntary disclosure of any violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 U.S.C. or a violation of the civil False Claims Act (31 U.S.C. 3729-3733) or disclosure required by Federal Acquisition Regulation (FAR) 52.203.13 to any Governmental Body or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, or any violation of law or regulation.

(iv)        As of the Effective Date and the time immediately prior to the Closing, no Current Government Contract (which is funded as of the Effective Date or the time immediately prior to the Closing) has incurred or, to the Sellers’ Knowledge, projects losses or cost overruns as of the Effective Date or the time immediately prior to the Closing, based on Company’s overhead and indirect charges as of the Effective Date or the time immediately prior to the Closing, in an amount exceeding $10,000 per individually funded order (task order, delivery order, etc.) over the remaining period of performance for such Current Government Contract. As of the Effective Date and the time immediately prior to the Closing, all submissions, if any, required to be made to the Defense Contract Audit Agency (DCAA) by Company, including with respect to any indirect rates, have been made and were complete and correct in all material respects.

(v)          (A) No written claims, or claims threatened in writing, have been received by Company during the last seven (7) years with respect to express warranties and guaranties contained in Government Contracts on products or services provided by Company; (B) no such claims have been made against Company in the past seven (7) years; and (C)  no amendment has been made to any written warranty or guaranty contained in any Government Contract that would reasonably be expected to result in Company incurring a loss in excess of $50,000, individually or in the aggregate. Except in connection with any Government Contract involving the Federal Aviation Administration, all service warranty obligations of Company are performed by employees of Company.

5.9          Intellectual Property.

(a)          Company owns or has the right to use all Intellectual Property necessary for the operation of the business of Company as conducted as of the time immediately prior to the Closing. To the Sellers’ Knowledge, Company is not violating or infringing upon any Intellectual Property of any Person.

(b)          Schedule 5.9(b) identifies each active patent or registration (including copyright, trademark and servicemark) that has been issued to Company with respect to any of its Intellectual Property, identifies each active patent application or application for registration that Company has made with respect to any of its Intellectual Property, and identifies each material license, agreement or other permission that Company has granted to any Person with respect to any Intellectual Property owned by Company. With respect to each item of Intellectual Property listed in Schedule 5.9(b): (i) Company possesses all right, title and interest in and to the item, free and clear of any Encumbrance other than Permitted Encumbrances and (ii) no Proceeding is pending or, to the Sellers’ Knowledge, is threatened, that challenges the legality, validity, enforceability, use or ownership of such item.

(c)          Schedule 5.9(c) identifies each material item of Intellectual Property that any Person other than Company owns and that Company uses pursuant to license (excluding shrink-wrap, click-wrap, click-through or other similar licenses with respect to off-the-shelf or generally available personal computer software), agreement or permission (a “License”). With respect to each item of Intellectual Property required to be identified in Schedule 5.9(c): (i) to the Sellers’ Knowledge, no Proceeding is pending or is threatened that challenges the legality, validity or enforceability of such item and (ii) Company has not granted any sublicense or similar right with respect to the License relating to such item. Company has paid all fees, costs and expenses required to be paid by it prior to the Closing Date with respect to each material item of Intellectual Property that any Person other than Company owns and that Company uses pursuant to license, agreement or permission.

(d)          Notwithstanding the representations or warranties in any other Section in this Agreement, this Section 5.9 constitutes the Sellers’ sole and exclusive representations and warranties covering intellectual property matters.

5.10       Tax. Company has timely filed or timely caused to be filed, on or prior to the Closing Date, all Tax Returns which are required to be filed by or with respect to Company on or prior to the Closing Date (including applicable extensions). All Taxes of Company that have come due and are required to be paid by it through the time immediately prior to the Closing have been paid in full or adequate provision in accordance with GAAP has been made therefore by the establishment of reserves. All deposits required by Law to be made by Company as of the time immediately prior to the Closing with respect to employees and other withholding Taxes have been duly made. There are no Encumbrances on any of the assets of Company that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax. Except as set forth on Schedule 5.10, no deficiency for any Tax or claim for additional Taxes that has not been settled or otherwise disposed of has been asserted or assessed against Company in writing. Except as set forth on Schedule 5.10, Company has not granted any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax assessment or deficiency. Company has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Company is not a party to any Tax allocation, sharing, reimbursement or similar agreement. Company has not been a member of any Affiliated Group filing a consolidated Tax Return (other than a group the common parent of which is Johnson Controls). Company has no any liability for Taxes of any Person (other than Company) under Treasury Regulation § 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, or by any Contract principally addressing Taxes. Notwithstanding the representations and warranties in any other Section in this Agreement, this Section 5.10 constitutes the Sellers’ sole and exclusive representations and warranties with respect to any tax matters.

5.11       Legal Compliance. Company is in compliance with all applicable Laws and Permits. Schedule 5.11 contains a complete and accurate list of each material Permit held by Company. To the Sellers’ Knowledge, each Permit listed on Schedule 5.11 is valid and in full force and effect.

5.12       Litigation. Except as set forth on Schedule 5.12, there is no Proceeding pending or, to the Sellers’ Knowledge, threatened, against Company affecting any of its properties or assets or alleging any failure by Company to comply with any Law or Permit. There is no outstanding Order to which Company is subject.

5.13       Environmental. To the Sellers’ Knowledge:

(a)          Company is in material compliance with all Environmental Laws;

(b)          Company has obtained, and is in material compliance with, all Permits that are required pursuant to any Environmental Law for the current operation of its business;

(c)          Company has not received any written notice or report regarding any actual or alleged violation of any Environmental Law, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law;

(d)          Company has not treated, stored, disposed of, transported, handled or released any Hazardous Substance in a manner that has given rise to any liability of Company; and

(e)          Company has not, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

All Permits described in Section 5.13(b) above are set forth on Schedule 5.11. Notwithstanding the representations or warranties in any other Section in this Agreement, this Section 5.13 constitutes the Sellers’ sole and exclusive representations and warranties with respect to environmental matters.

5.14       Employees; Subcontractors.

(a)          Schedule 5.14(a) sets forth the name, job title and current salary with respect to each employee of Company as of the Effective Date. Schedule 5.14(a) lists any employment, severance or bonus agreements with any employee who is listed thereon. Company has provided Buyer complete and correct copies of all such agreements. Company is not a party to or bound by any collective bargaining agreement. Company is not as of the time immediately prior to the Closing experiencing any strike, slowdown, picketing or work stoppage. There is no lockout of any employees by Company as of the time immediately prior to the Closing. To the Sellers’ Knowledge, there is no organizational effort being made or threatened by or on behalf of any labor union with respect to employees of Company as of the time immediately prior to the Closing. Schedule 5.14(a) identifies each employee of Company who is not fully available to perform work because of disability or other leave and sets forth the nature of such leave (STD, LTD or workers compensation related injury) and, to the Sellers’ Knowledge, the anticipated date of return to full service. To the Sellers’ Knowledge: (i) the consummation of the transactions contemplated by this Agreement will not have a material adverse effect on Company’s labor relations, and (ii) none of Company’s employees with an annual base salary in excess of $75,000 has indicated (orally or in writing), at any time within the ninety (90) days prior to the date hereof, an intent to terminate his or her employment with Company.

(b)          Schedule 5.14(b) contains a correct and complete list of all subcontractors (excluding attorneys and accountants) used by Company as of August 6, 2015, specifying, with respect to each project for which Company has engaged such subcontractor, the name of the subcontractor, description of services provided, fees Company is obligated to pay to such subcontractor pursuant to any Contract in effect between Company and such subcontractor, the amount invoiced to Company by such subcontractor as of August 6, 2015 and the amount yet to be submitted by such subcontractor to Company for payment by Company as of August 6, 2015 pursuant to such Contract. Each subcontractor required to be so listed has the requisite authorizations required to provide the services such subcontractor provides the Company. Company has not treated any Person as an independent contractor or subcontractor who should have been treated as a common-law employee. Other than the subcontractors described on Schedule 5.14(b), who may be considered independent contractors, Company does not have any independent contractors.

(c)          None of the Company’s Contracts requires the Company to provide any minimum benefits under the Service Contract Act, 41 U.S.C. § 351 et seq. to any current Company employees, except for those current Company employees listed on Schedule 5.14(c).

(d)          None of the Company’s Contracts requires the Company to provide any minimum benefits under the Davis Bacon Act, 40 U.S.C. § 3141 to any current Company employees.

5.15       Employee Benefits. Company participates in the Employee Benefit Plans set forth on Schedule 5.15, each of which is maintained by Johnson Controls. Company does not participate in, or otherwise maintain, any Employee Benefit Plans other than as listed on Schedule 5.15. Company has provided Buyer summaries of the Employee Benefit Plans identified as Items 2(a), (b), (c) and (d) on Schedule 5.15, which summaries contain an accurate description of all of the material terms thereof. All such plans will be terminated as of or prior to the Closing, at the Sellers’ sole cost and expense.

5.16       Customers and Suppliers. With respect to the eight (8) month period ended May 31, 2015, Schedule 5.16 lists (a) the ten (10) largest (by revenue received by Company) customers of Company during such period (showing the approximate dollar volume for each) and (b) the ten (10) largest (by amounts paid by Company) suppliers of Company during such period (showing the approximate revenue payments for each). Since January 1, 2015, no such customer or supplier has terminated its relationship with Company, and, to the Sellers’ Knowledge, Company has not received any notice from any such customer or supplier of its intent to terminate its relationship with Company or to decrease such customer’s usage of Company’s services or products or such supplier’s supply of services or products. Company has not received any written notice from, and the Sellers have no Knowledge, that any customer or supplier as of the Effective Date or the time immediately prior to the Closing intends to materially alter its business relationship with Company. Notwithstanding anything to the contrary contained in this Section 5.16, the Sellers are not making any representations or guarantee that any such customer or supplier will not terminate its relationship with Company or decrease such customer’s usage of Company’s services or products or such supplier’s supply of services or products or materially alter its business relationship with Company after the Closing.

5.17       Transactions with Related Persons. Except as set forth on Schedule 5.17, no equity holder, officer, employee or manager of Company (a) owns any interest in any material asset used in the business of Company or (b) is a party to any material Contract with Company.

5.18       Insurance. Schedule 5.18 sets forth the principle insurance program summary to which Company is a party, covered or otherwise the beneficiary of coverage as of the Closing Date. Johnson Controls maintains, and has maintained, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are required by Company’s Contracts. Johnson Controls has not received written notice of termination or cancellation of any such policy, except those commonly received prior to any such renewal. Solely with respect to Company or its employees, there are no claims pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurers of such policies or in respect of which such insurers have reserved their rights.

5.19       No Brokers’ Fees. Except for Company’s obligations to Imperial Capital, LLC (“Imperial”), Company does not have any liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

5.20       No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article V, each as qualified by the Disclosure Schedules, none of the Sellers, Company or any other Person has made or makes any other representation or warranty whatsoever, express or implied, either written or oral or at law or in equity, with respect to (a) Company or its businesses, including, but not limited to, any representation or warranty as to the accuracy or completeness of any information regarding Company or its businesses furnished or made available to the Buyer and its Representatives (including the Confidential Information Memorandum prepared by Imperial and any information, documents or material made available to the Buyer in the data room, management presentations or in any other form in expectation of the Transactions), (b) the operations, assets, prospects, financial condition, future revenue, profitability or success of Company or its assets, or (c) any other matter whatsoever (other than as set forth in Article IV).

Article VI
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

6.1          Organization and Authority. The Buyer is a corporation duly incorporated or formed, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Buyer of each Transaction Document to which it is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement. Upon the execution and delivery by the Buyer of each Transaction Document to which it is a party, such Transaction Document shall constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document.

6.2          No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time (a) violate any Law to which the Buyer is subject, (b) violate any Organizational Document of the Buyer or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any material Contract to which the Buyer is a party.

6.3          Litigation. There is no Proceeding pending or, to the Knowledge of the Buyer, threatened, against the Buyer relating to or affecting the Transactions.

6.4          No Brokers’ Fees. The Buyer has no liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any Seller could be liable.

6.5          Investment Purpose. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Membership Interests. The Buyer confirms that the Sellers have made available to the Buyer the opportunity to ask questions of the Sellers and the officers and management employees of Company and to acquire additional information about the business and financial condition of Company. Buyer is acquiring the Membership Interests purchased hereunder for its own account and not with a view to distribution of such Membership Interests in violation of the Securities Act.

Article VII
INDEMNIFICATION

7.1          Indemnification by the Sellers.

(a)          Subject to the terms and conditions of this Article VII, each Seller, severally based on such Seller’s individual breach and not jointly with any other Seller, shall indemnify and hold harmless the Buyer, Company and their successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) for all Losses relating to or arising from: (i) any breach or inaccuracy of any representation or warranty made by such Seller in the Transaction Documents (other than in Article V of this Agreement); and (ii) any breach of any covenant or agreement of such Seller in the Transaction Documents.

(b)          Subject to the terms and conditions of this Article VII, the Sellers, jointly and severally, shall indemnify and hold harmless the Buyer Indemnified Parties for all Losses relating to or arising from:

(i)          any breach or inaccuracy of any representation or warranty made by the Sellers in Article V of this Agreement;

(ii)         any Employee Benefit Plan of Johnson Controls;

(iii)        any employee claims against Company or any of its officers or managers based solely on or arising solely out of incidents or matters on or prior to the Closing Date, including any claims based on or arising out of allegations of wrongful termination, sexual harassment or violations of any federal, state or local statute relating to discrimination on the basis of gender, race, age, disability, sexual preference or other protected status;

(iv)        any:

(A)         unallowable costs or any other audit disallowances made after the Closing Date but pertaining to invoices issued by Company for work performed prior to the Closing Date or to binding proposals or contract pricing submitted prior to the Closing Date (but only to the extent Company or Buyer is actually required to reimburse or repay any such costs or disallowances);

(B)         breach or violation of the Service Contract Act, 41 U.S.C. § 351 et seq., arising from or relating to any act or omission on or prior to the Closing Date;

(C)         breach or violation of the Davis Bacon Act, 40 U.S.C. § 3141 et seq., arising from or relating to any act or omission on or prior to the Closing Date;

(v)         Taxes (or the nonpayment thereof) of Company with respect to all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes but does not end on the Closing Date;

(vi)        Taxes of any Person for which Company is liable relating to a period prior to the Closing under Reg. section 1.1502-6 (or any similar provision of state, local or non-U.S. Law); and

(vii)       Taxes of any Person (other than Company) imposed on Company as a transferee, successor, by contract, or pursuant to any Law, rule or regulation that relates to an event or transaction at or prior to the Closing.

7.2          Indemnification by the Buyer. Subject to the terms and conditions of this Article VII, the Buyer shall indemnify and hold harmless the Sellers and their successors and permitted assigns for all Losses relating to or arising from: (a) any breach or inaccuracy of any representation or warranty made by the Buyer in the Transaction Documents; or (b) any breach of any covenant or agreement of the Buyer or Company (following the Closing) in the Transaction Documents.

7.3          Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement shall survive the Closing. The Sellers shall have no liability with respect to any claim under this Agreement unless the Buyer notifies the Sellers’ Representative of such a claim on or before the Survival Date; provided, however, that: (1) (a) any claim relating to Section 5.10 (Tax) may only be made prior to the seven (7) year anniversary of the Closing Date; and (b) any claim relating to Section 4.1 (Organization and Authority), Section 4.2 (Membership Interest Ownership), the first two sentences of Section 5.1 (Organization, Qualification and Corporate Power) or Section 5.2 (Capitalization) (each such representation in clause (1)(b), a “Fundamental Representation”), or (2) (a) any covenant or agreement set forth in Section 7.1(b)(iv) – (vii) may only be made prior to the seven (7) year anniversary of the Closing Date; and (b) any covenant or agreement (other than a covenant or agreement set forth in Section 7.1(b)(iv) – (vii)) may only be made prior to the five (5) year anniversary of the Closing Date. The Buyer shall have no liability with respect to any claim under this Agreement unless the Sellers’ Representative notifies the Buyer in writing of such a claim on or before the Survival Date; provided, however, that any claim relating to Section 6.1 (Organization and Authority) or any covenant or agreement may be made at any time prior to the five (5) year anniversary of the Closing Date. If the Buyer or the Sellers’ Representative, as applicable, provides proper notice of a claim within the applicable time period set forth above, liability for such claim shall continue until such claim is resolved.

7.4          Limitations on Indemnification by the Sellers.

(a)          The Buyer Indemnified Parties shall not be entitled to be indemnified for Losses with respect to the matters described in Section 7.1(a)(i) and Section 7.1(b)(i) unless the aggregate of all the Sellers’ indemnification obligations to the Buyer Indemnified Parties exceeds One Hundred Five Thousand Dollars ($105,000.00) (the “Deductible”). Except with respect to claims under Section 7.1(a)(i) or Section 7.1(b)(i) for a breach of the Fundamental Representations, the Sellers’ maximum aggregate liability with respect to the matters described in Section 7.1(a)(i) and Section 7.1(b)(i) shall (1) if the Sellers do not receive any portion of the Contingent Amount, be limited to One Million Five Hundred Seventy Five Thousand Dollars ($1,575,000), or (2) if the Sellers do receive any portion of the Contingent Amount, be limited to Two Million Seven Hundred Thousand Dollars ($2,700,000) (each, the “Cap”). The Sellers’ maximum aggregate liability with respect to (i) claims under Section 7.1(a)(i) or Section 7.1(b)(i) for a breach of the Fundamental Representations, (ii) claims under Section 7.1(a)(ii) or Sections 7.1(b)(ii) – (vii) and (iii) any other liability or other Losses arising under this Agreement shall be limited to an amount equal to the Purchase Price.

(b)          The Sellers shall have no liability for any Loss to the extent such Loss: (i) has been recovered by any Indemnified Party under any policy of insurance or from a third party, or could have been recovered, but the non-recovery is the result of failure to exercise commercially reasonable efforts to obtain recovery; (ii) results in any Tax benefit to the Indemnified Party or Company (with respect to any period following the Closing); (iii) is accounted for in the adjustment to the Purchase Price as provided in Section 2.5 or any reserve reflected on the Financial Statements or the Closing Statement; (iv) relates to Taxes for any Tax period (or portion of any Straddle Tax Period) beginning after the Closing Date; or (v) represents or constitutes punitive, incidental, consequential, indirect or special damages (except to the extent that a third party has obtained a final and nonappealable judgment therefor and the Sellers are obligated to provide indemnification hereunder for the amounts owed under such judgement). Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto.

(c)          All representations and warranties set forth in the Transaction Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the trust of any representation and warranty set forth in the Transaction Documents. Instead, the Parties have agreed that should any representations and warranties of any Party prove untrue, the other Parties shall have the specific rights and remedies herein specified as the exclusive remedy therefore, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any Party hereto as a result of the untruth of any such representation and warranty.

(d)          Except for the representations and warranties contained in Article IV and Article V of this Agreement, (i) no Seller or Affiliate of a Seller has made any representation or warranty, expressed or implied, as to such Seller, Company or their respective businesses, (ii) the Buyer has not relied upon, and will not assert that it has relied upon, any information regarding a Seller, Company or their respective businesses that is not set forth in Article IV and Article V of this Agreement, and (iii) no Seller has or will be subject to any liability to Buyer or any other Person resulting from their use of or reliance on, any such information or any information, documents or material made available to Buyer in any form in expectation of, or in connection with, the Transactions.

(e)          All claims or causes of action (whether in contract or in tort, in law or equity) that may be based upon, arise out of or relate to the Transaction Documents, or the negotiation, execution or performance of the Transaction Documents (including any representation or warranty, whether written or oral, made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties hereto and their successors. No Person who is not a named Party to this Agreement, including, without limitation, any director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named Party to this Agreement, but expressly excluding successors to the Parties (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners and Affiliates) for any obligations or liabilities arising under, in connection with or related to the Transaction Documents or for any claim based on, in respect of, or by reason of the Transaction Documents or their negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

7.5         Third-Party Claims.

(a)          If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party must promptly notify the Indemnifying Party (or the Sellers’ Representative, in the case of the Sellers) in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies shall not relieve the Indemnifying Party from any obligation hereunder unless and solely to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b)          Upon receipt of the notice described in Section 7.5(a), the Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim. The Indemnifying Party shall keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in an active and diligent manner, the Indemnifying Party shall not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding its participation in the defense of the Third-Party Claim. If the Indemnifying Party exercises its right to defend under this Section 7.5(b), the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld); provided, however, that the Indemnifying Party may settle any Third-Party Claim without the consent of the Indemnified Party so long as such settlement only involves the payment of monetary damages, the Indemnifying Party specifically agrees to pay such monetary damages in full, and such settlement unconditionally releases the Indemnified Party from all liabilities with respect to such Third-Party Claim.

(c)          If the Indemnifying Party declines to exercise its right to defend under Section 7.5(b), the Indemnified Party (i) shall defend against the Third-Party Claim in a reasonable manner and (ii) shall keep the Indemnifying Party apprised of all material developments (including settlement offers) with respect to the Third-Party Claim.

(d)          After any indemnification payment is made to any Indemnified Party pursuant to this Article VII, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of such Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

(e)          The Indemnified Party shall cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request with respect to any indemnifiable matter hereunder, including any Third Party Claim.

7.6          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of Company shall be governed exclusively by Article VIII hereof.

7.7          Exclusive Remedy. The sole remedy of the Parties for any and all claims with respect to the transactions contemplated by the Transaction Documents shall be the indemnity set forth in this Article VII, and neither the Buyer nor the Sellers will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, against the other Parties with respect to the transactions contemplated by the Transaction Documents, all of such remedies, entitlements and recourse being expressly waived by the Parties hereto to the fullest extent permitted by Law.

7.8          Other Indemnification Matters. All indemnification payments under this Article VII or Article VIII, below, shall be deemed adjustments to the Purchase Price. Each Seller expressly waives any right to seek contribution from Company with respect to all or any part of such Seller’s indemnification obligations under this Agreement.

Article VIII
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain Tax matters following the Closing Date:

8.1          Tax Periods Ending on or Before the Closing Date. Company, at the direction and control of the Sellers’ Representative or its agent, shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns for Company for all Tax periods ending on or prior to the Closing Date that are due to be filed after the Closing Date. The Sellers, jointly and severally shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns, but only to the extent such Taxes are not accounted for in the adjustment to the Purchase Price as provided in Section 2.2 or Section 2.5 or in any reserve reflected on the Financial Statements or the Closing Statement, and all fees, costs and expenses, if any, reasonably incurred by Company or Buyer in connection with the preparation and filing of such Tax Returns of Company (but not any consolidated Tax Return of Buyer).

8.2         Tax Periods Beginning Before and Ending After the Closing Date.

(a)          Seller’s Representative or its agent shall timely prepare and file all Tax Returns for Company for Tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Period Tax Returns”) in a manner consistent with prior practice of Company (including any elections, that have been made or not made, by Company and as are in effect at the time of Closing or would be in effect at such time if not for the actions taken by the Buyer or Company after the Closing). The Sellers’ Representative shall provide the Buyer with copies of any Straddle Period Tax Returns at least forty-five (45) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Taxable period ending on the Closing Date (the “Pre-Closing Taxes”). The amount of any Pre-Closing Taxes with respect to a Straddle Period Tax Return shall be determined based on the amount that would be payable if the relevant Taxable period ended on the Closing Date (i.e., an interim closing of the books). All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Company (including any elections that have been made or not made by Company, and as are in effect at the time of Closing or would be in effect at such time if not for the actions taken by the Buyer or Company after the Closing).

(b)          If, within five (5) days after the receipt of a Straddle Period Tax Return and Straddle Statement, the Buyer (i) notifies the Sellers’ Representative that it disputes the manner of preparation of the Straddle Period Tax Return or the Pre-Closing Taxes calculated in the Straddle Statement and (ii) provides the Sellers’ Representative a statement setting forth in reasonable detail its computation of the Pre-Closing Taxes and its proposed adjustments to the Straddle Period Tax Return and Straddle Statement, the Buyer and the Sellers’ Representative shall then attempt to resolve their disagreement within five (5) calendar days following the Buyer’s notification of the Sellers’ Representative of such disagreement. If the Buyer and the Sellers’ Representative are not able to resolve their disagreement, the dispute shall be submitted to the Resolution Accountants identified in Section 2.4(d). The Resolution Accountants shall resolve the disagreement within thirty (30) calendar days after the date on which they are engaged or as soon as possible thereafter. The determination of the amount of Pre-Closing Taxes by the Resolution Accountants shall be binding on the Parties. The cost of the services of the Resolution Accountants shall be allocated by the Resolution Accountants between the Buyer and the Sellers in the same proportion that the aggregate amount of such resolved disputed items so submitted to the Resolution Accountants that is unsuccessfully disputed by each such Party (as finally determined by the Resolution Accountants) bears to the total amount of such resolved disputed items so submitted. Upon the final determination of the calculation by the Resolution Accountants, as the case may be, the Sellers, (on a several basis, based on their Pro Rata Shares, but not joint basis), shall pay to the Buyer, not later than five (5) Business Days after the calculation is finally determined by the Resolution Accountants, an amount equal to the Pre-Closing Taxes (as finally determined by the Resolution Accountants) with respect to such Straddle Period Tax Return.

8.3           Tax Refunds. Any Tax refunds that are received by the Buyer or Company, and any amounts credited against any Tax of the Buyer or Company to which the Buyer or Company become entitled, that relate to Tax periods of Company either (i) ending on or before the Closing Date or (ii) beginning before and ending after the Closing Date to the extent such refunds or credits relate to the portion of such Tax periods ending on the Closing Date, shall be for the account of the Sellers. The Buyer shall, and shall cause Company to, cooperate, as reasonably requested by the Sellers, in obtaining any Tax refund described in the preceding sentence that Sellers believe should be available, including, but not limited to, by filing appropriate forms with the applicable Governmental Body. The Buyer shall pay over to the Sellers any such refunds or amounts of any such credit, net of reasonable fees or expenses incurred by the Buyer or Company in obtaining such refund or credit, within five Business Days after receipt or entitlement thereto. The Buyer shall use its best efforts to obtain any such refunds or credits.

8.4          Tax Contests and Cooperation.

(a)          The Buyer and the Sellers shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of any Tax Return or any audit or other proceeding that relates to Taxes of Company. The Buyer shall deliver a written notice to the Sellers promptly following the receipt by the Buyer of any notice of any inquiry, demand, claim or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of Company relating to any pre-Closing period or any Straddle Period. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers shall retain all books and records with respect to Tax matters pertinent to Company relating to any Tax period beginning before the Closing Date until thirty (30) calendar days after the expiration of the statute or period of limitations of the respective Tax periods. The Buyer and the Sellers agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary or appropriate to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(b)          In the case of an audit or administrative or judicial proceeding that relates to Taxes of Company for any pre-Closing period, the Sellers shall have the right at their expense to be present in and control the conduct of such audit or proceeding. The Buyer may also be present in any such audit or proceeding and, if the Sellers do not assume the defense of any such audit or proceeding, the Buyer may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding after giving ten (10) calendar days’ prior written notice to the Sellers setting forth the terms and conditions of settlement and obtaining the written consent of the Sellers, which consent may not be unreasonably withheld, conditioned or delayed.

(c)          With respect to a proposed adjustment for which both the Sellers and the Buyer or Company could be liable (e.g., Taxes imposed for a Straddle Period), (A) the Sellers and the Buyer each may participate in the audit or proceeding, and (B) the audit or proceeding shall be controlled by that Party that would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by the Buyer and the Sellers.

(d)          Notwithstanding the foregoing provisions, the Parties to this Agreement shall endeavor to agree on a joint representative or representatives in any proceeding in which each is entitled to and desires to be represented.

(e)          Except as specifically provided above, neither the Buyer nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding that would adversely affect the other Party for such year or a subsequent year without reimbursing the other Party for such adverse effect or without obtaining the written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed.

8.5           Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred as a result of the consummation of this Agreement or the Transactions (other than Seller income Taxes) shall be paid by the Buyer when due. The Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees (other than Seller income Taxes). If required by applicable Law, the Sellers shall join in the execution of any such Tax Returns and other documentation.

8.6          Tax Matters.

(a)          Without the prior written consent of the Sellers, neither the Buyer nor Company (or any Affiliate thereof) shall: (i) file, re-file, supplement, or amend any Tax Return of Company for any Tax period ending on or before the Closing Date, (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of Company that were originally due on or before the Closing Date, (iii) take any action relating to Taxes or that could create a Tax liability in a pre-Closing Tax period or a Straddle Period (other than as expressly contemplated by this Agreement) that is outside the ordinary course of business, or (iv) carryback any net operating losses to a Tax period (or portion thereof) ending on or before the Closing Date.

(b)          The Parties acknowledge that there will be a number of compensation payments to employees and service providers of Company with respect to the Transactions that will occur or be accrued on or before the Closing Date, and the Parties agree that (i) all deductions attributable to such amounts shall be reported on Tax Returns for Taxable periods ending on or before the Closing Date pursuant to Section 8.1 or if applicable with respect to Tax Returns filed pursuant to Section 8.2, the portion of the Straddle Period ending on the Closing Date and (ii) no Party shall take, or cause any of its Affiliates to take, any position that is inconsistent with the foregoing.

8.7           Allocation of Purchase Price. The relative value of the assets of Company for purposes of the Sellers and the Buyer determining their Tax consequences arising from the sale and purchase of the Membership Interests shall be determined in accordance with the methodology set forth in Schedule 8.7.  The Sellers and the Buyer will follow and use such allocation methodology in all income Tax Returns, filings or other related reports made by them.

8.8          Overlap. To the extent that any obligation or responsibility pursuant to Article VII may overlap with an obligation or responsibility pursuant to this Article VIII, the provisions of this Article VIII shall govern.

Article IX
PRE-CLOSING COVENANTS OF COMPANY AND SELLERS

9.1          Conduct of the Business of Company in the Ordinary Course. From the date hereof until the Closing, the Sellers shall, and shall cause Company, to use commercially reasonable efforts to carry on the business of Company in the ordinary course consistent with past business practices except as may otherwise be set forth herein. The Sellers shall, and shall cause Company, to use commercially reasonable efforts to preserve the goodwill and organization of Company’s business, preserve its relationship with its employees and its relationships with suppliers, customers and others having material business relations with Company. The Sellers shall not, and shall cause Company to not, from the date hereof until the Closing, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) (x) take any action that would cause the representations or warranties set forth in Section 5.5 not to be true as of the Closing Date, (y) grant any increase in the compensation of any of employees of Company, except in the ordinary course of business, or (z) accelerate, terminate, modify or cancel any Contract to which Company is a party involving the scheduled payment or receipt of more than $500,000 in any twelve (12) month period. From the date hereof until the Closing: each Seller shall use commercially reasonable efforts to cause the conditions to the obligations of the Buyer set forth in Section 3.1 to be satisfied; provided, that (i) such conditions are within the control of a Seller; and (ii) that a Seller is not obligated to incur any material liability or obligation as a result thereof.

9.2          No Negotiation. Until the earlier of the Closing or the termination of this Agreement pursuant to Article XI, below, none of the Sellers shall, and the Sellers shall cause Company to not, directly or indirectly, solicit, initiate, encourage or enter into any discussions or negotiations with, or provide any assistance or information to, or enter into any agreement with, any Person or group of Persons (other than the Buyer) concerning any acquisition, directly or indirectly, of the Membership Interests, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets of, Company (each of the foregoing being referred to herein as an “Acquisition Transaction”); provided, however, that the receipt of an unsolicited proposal for an Acquisition Transaction from any Person without any solicitation, initiation, encouragement, assistance or participation after the date of this Agreement by the Sellers or Company and without entering into any discussions or negotiations with respect to any such unsolicited proposal, will not constitute a violation hereof. This Section 9.2 shall not prevent Imperial from responding to inquiries received from time to time from Persons who submitted proposals to Imperial and/or the Sellers regarding an Acquisition Transaction as part of the process conducted by Imperial on behalf of Company and the Sellers by advising such Persons that Company has entered into a definitive agreement with Buyer and that the Sellers and Company cannot further discuss such Person’s proposal while this Agreement is in effect.

Article X
COVENANTS

10.1       Use of Company Name. After the Closing, neither the Buyer nor Company nor any Affiliate of the Buyer or Company shall make any use of any name, mark, trade name, trademark, service mark or domain name incorporating “Johnson Controls,” “JCI” or any letters, words or phrases confusingly similar to any of the foregoing. Concurrently with the Closing, Buyer shall cause Company to change its corporate name to a new name bearing no resemblance to its current name. Notwithstanding the foregoing, but subject to compliance with the obligations of Buyer under this Section 10.1, Sellers expressly authorize Company to continue using the name “Johnson Controls Security Systems, L.L.C.” (and the variant “JCSS”) until such time as the cognizant Government contracting officer approves and executes an agreement to recognize the contractor’s change of a name. Such authorized use shall be limited to the following purposes: (i) performance under Government Contracts existing on the Closing Date; (ii) executing amendments to Government Contracts existing on the Closing Date; (iii) executing Government Contracts awarded after the Closing Date based on proposals submitted under the name of “Johnson Controls Security Systems, L.L.C.” prior to the Closing Date; (iv) invoicing for materials delivered and services performed under Government Contracts awarded in the name “Johnson Controls Security Systems, L.L.C.”; and (v) making disclosures about the transactions contemplated by this Agreement; provided, that, in each case Buyer shall cause Company to, and Company shall, take all actions to submit the documentation required to effect a name change to the cognizant government contracting officer for each Government Contract pursuant to FAR 42.12 promptly (and in no event later than five (5) Business Days) after the Closing.

10.2       Press Releases and Public Announcements. From and after the date hereof and from and after the Closing Date, no Party nor any Affiliate thereof shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers’ Representative (which approval will not be unreasonably withheld, delayed or conditioned), except as set forth on Schedule 10.2.

10.3       Confidentiality. The terms of this Agreement and all confidential information disclosed by the Parties, whether before or after the Closing Date, in connection with the Transactions, shall be kept confidential by such Persons in accordance with the confidentiality agreement between Johnson Controls and the Buyer (the “Confidentiality Agreement”).

10.4       Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving Company, each of the other Parties will reasonably cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party. This provision shall be inapplicable to any direct claims between Sellers, on the one hand, and Company or Buyer, on the other hand.

10.5       Books and Records.

(a)          For two (2) years after Closing (or, with respect to Tax matters, until the later expiration of the any relevant statute of limitations), each Party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other Parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are required in connection with any Tax inquiry, audit, or dispute or any litigation or investigation. The Party requesting any such books and records, information or employees shall bear all of the costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 10.5 shall be kept confidential pursuant to Section 10.3 (which shall continue to apply to this extent following the Closing Date) by the Party receiving it. This provision shall be inapplicable to any direct claims between Sellers, on the one hand, and Company or Buyer, on the other hand.

(b)          The Sellers covenant and agree to take commercially reasonable actions to obtain the consent of Company’s accountants to the inclusion of information regarding Company in appropriate filings with the United States Securities and Exchange Commission. The Sellers further covenant and agree to cooperate with, and provide reasonable support to Buyer and Company (upon reasonable advance written request by the Buyer and at the Buyer’s cost and expense, provided that neither Seller shall charge Buyer for its employees’ time) as required to complete an audit of Company or in connection with any audit conducted by the Defense Contract Audit Agency, in each case, for periods ending before or including the Closing Date.

(c)          The Sellers covenant and agree to furnish Buyer with: (y) an unaudited balance sheet of Company as of August 31, 2015, and an unaudited statement of income for the eleven (11) month period then ended; and (z) such other financial and operating data relating to the Company’s business that the Sellers and/or Company produce in the ordinary course of business as Buyer may reasonably request from time to time. For the avoidance of doubt, except for the representations and warranties expressly set forth in this Article V, each as qualified by the Disclosure Schedules, none of the Sellers, Company or any other Person has made or makes any other representation or warranty whatsoever, express or implied, either written or oral or at law or in equity, with respect to any information provided pursuant to this Section 10.5(c).

(d)          The Buyer and the Sellers covenant and agree to the additional actions set forth on Schedule 10.5(d).

10.6       Non-Solicitation of Employees. Each Seller covenants and agrees that, except for general non-targeted solicitation or advertisements in newspapers, online or through an employment agency, it will not, at any time prior to the second anniversary of the Closing Date, directly or indirectly solicit to employ or cause to be solicited for employment any of the employees of Company as of the Closing Date.

10.7       Restrictions on Certain Activities.

(a)          Each Seller covenants and agrees to refrain, during the five (5) year period following the Closing Date, in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, from (x) engaging in the Restricted Activities for any Specific Client; (y) developing capabilities to perform the Restricted Activities for any Specific Client; or (z) obtaining or otherwise having an equity interest in any Person whose main business is to engage in the Restricted Activities for any Federal Client; provided, that nothing in subsection (z) shall prohibit the continued ownership by the Sellers (directly or indirectly) of Johnson Controls Building Automation Systems, LLC.

(b)          For purposes of this Agreement:

“Restricted Activities” means the business of security planning and assessment, engineering and design, and systems integration, installation, upgrade and maintenance, including, without limitation, network design and support, information assurance, access control, building and perimeter intrusion detection and assessment, CCTV/surveillance, video management and analytics, smart cards, biometrics and ID management, active shooter detection, and barricades, gates and fencing.

“Federal Client” means any department, agency, subdivision or other instrumentality of the United States government.

“Specific Client” or “Specific Clients” means the specific organization(s) set forth on Schedule 10.7.

(c)          If a Specific Client solicits either Seller to provide the Restricted Activities, such Seller shall (i) notify Buyer in writing of such opportunity; and (ii) refer such Specific Client to Company and/or Buyer for the performance of such Restricted Activities.

10.8       Financing. Following the Effective Date, Buyer shall use commercially reasonable efforts to obtain financing in order to consummate the Transactions and to fund the working capital requirements of Company after the Closing.

Article XI
TERMINATION

11.1       Termination Rights. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)          (i) By the Buyer if any of the conditions set forth in Section 3.1, above, have not been satisfied as of September 30, 2015 or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and if such breach, failure or misrepresentation is of a character that is capable of being cured, such breach, failure or misrepresentation has not been cured by the Sellers within three (3) calendar days after written notice thereof from the Buyer, and the Buyer has not waived such condition; or (ii) by the Sellers’ Representative if any of the conditions set forth in Section 3.2, above, have not been satisfied as of September 30, 2015 or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement) and if such breach, failure or misrepresentation is of the character that is capable of being cured, such breach, failure or misrepresentation has not been cured by the Buyer within three (3) calendar days after written notice thereof from the Sellers’ Representative, and the Sellers’ Representative has not waived such condition;

(b)          By the Buyer in accordance with Section 12.12, below;

(c)          By mutual written consent of the Buyer and the Sellers’ Representative;

(d)          By the Sellers’ Representative if the Closing has not occurred on or before September 30, 2015, because the condition set forth in Section 3.1(h) is not satisfied; or

(e)          By either the Buyer or the Sellers’ Representative if the Closing has not occurred (other than as a result of the failure of any Party seeking to terminate this Agreement to comply with such Party’s obligations under this Agreement) on or before October 31, 2015 (the “Termination Date”), or such later date as the Parties may agree upon in writing or as a Party may establish under Section 3.1(e) or Section 3.2(d), above.

11.2       Consequences of Termination. In the event of any permitted termination of this Agreement by a Party pursuant to Section 11.1, above, this Agreement shall become void and of no effect and there will be no liability or obligation on the part of any Party except pursuant to Section 10.2 and Article XII (except for Section 12.11 and Section 12.12), which shall survive the termination of this Agreement, and provided further, that each Party shall remain liable to the other Parties for any liability arising out of a willful and intentional breach of this Agreement by such Party prior to such termination.

Article XII
MISCELLANEOUS

12.1       Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request (and at the expense of such requesting Party) for the purpose of carrying out the intent of the Transaction Documents.

12.2       No Third-Party Beneficiaries. Except for Section 7.4(e), this Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

12.3       Entire Agreement. The Transaction Documents (together with the Confidentiality Agreement) constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent). The provisions of this Section 12.3 and the limited remedies provided in Article VII were specifically bargained for between the Sellers and Buyer and were taken into account by the Sellers and Buyer in arriving at the Purchase Price. The Sellers have specifically relied upon the provisions of this Section 12.3 and the limited remedies provided in Article VII in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.

12.4       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of such Party’s rights, interests or obligations in this Agreement without the prior written approval of the Buyer and the Sellers.

12.5       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.6       Notices. Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to another Party on the earliest of the date: (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested; (b) one Business Day after receipt of confirmation if such notice is sent by facsimile or email; (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery; or (d) on the date of delivery of such notice in person; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to the Sellers’ Representative or any other Seller:

c/o Johnson Controls, Inc.

5757 North Green Bay Road

Milwaukee, WI 53201

Attention: Laura Farnham,

Vice President and General Manager, BE Security & Fire North America

Facsimile: 414-524-7083

Email: laura.farnham@jci.com

with a copy to:

c/o Johnson Controls, Inc.

5757 North Green Bay Road

Milwaukee, WI 53201

Attention: Brian J. Cadwallader, Esq.

General Counsel

Facsimile: 414-524-3000

Email: brian.j.cadwallader@jci.com

and

Godfrey & Kahn, S.C.

780 N. Water Street

Milwaukee, WI 53202

Attention: Danielle M. Machata, Esq.

Facsimile: 414-273-5198

E-mail: dmachata@gklaw.com

If to the Buyer:

Versar, Inc.
6850 Versar Center
Springfield, VA 22151
Attention: James D. Villa, Esq.
Facsimile: 703-997-6588
E-mail: jvilla@versar.com

with a copy to:

Rees Broome, PC

1900 Gallows Road, Seventh Floor

Tysons Corner, VA 22182

Attention: David J. Charles, Esq.

Fax no.: 703-848-2530

E-mail: dcharles@reesbroome.com

12.7       Resolution of Disputes. The Buyer and the Sellers’ Representative (the “Disputing Parties”) shall attempt to resolve any dispute arising under the Transaction Documents through direct negotiation with each other. If any such dispute is not resolved within twenty (20) calendar days after a demand for direct negotiation, any Disputing Party may then seek relief by initiating arbitration, which shall be binding pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Association”); provided, that the foregoing shall not apply to any disputes relating to Sections 2.4(d) or Section 8.2(b). The following rules shall apply to such arbitration: (a) any Disputing Party shall have the right to have counsel represent it at the arbitration hearing and in pre-arbitration proceedings; (b) each Disputing Party shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure; (c) the arbitrator(s) shall have the authority to resolve any discovery disputes and to invoke an action to cease further discovery; (d) each Disputing Party to any arbitration proceeding shall have the right to have a written transcript made of the arbitration proceedings; and (e) each Disputing Party shall have the right to file post-arbitration briefs, which shall be considered by the arbitrator(s). The place of arbitration shall be Milwaukee, Wisconsin. Arbitration may be commenced at any time by any Disputing Party upon notice to the other. A single arbitrator (or a panel of three arbitrators if the aggregate amount in dispute exceeds $250,000 and any Disputing Party elects to have such dispute resolved by such three person panel) shall be selected by the joint agreement of the Disputing Parties, but if they do not so agree within twenty (20) calendar days after the date of the notice referred to above, the selection of the arbitrator(s) shall be made pursuant to the rules from the panels of the arbitrators maintained by the Association. The arbitrator(s) shall use best efforts to render a decision within 120 calendar days of appointment. Any award rendered by the arbitrator(s) shall be conclusive and binding upon the Disputing Parties; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator(s) giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the Disputing Parties and the decision of the arbitrator(s) in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The costs and expenses of arbitration including attorneys’ fees and expenses of the arbitrator(s) shall be apportioned between the Parties as the arbitrator(s) may assess.

12.8       Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) shall be governed by the Laws of the State of Wisconsin without giving effect to any choice or conflict of Law principles of any jurisdiction that would result in the application of the Laws of any other jurisdiction.

12.9       Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by the Buyer and the Sellers’ Representative. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Parties. The failure of a Party at any time to require performance of any provision of this Agreement shall not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

12.10     Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

12.11     Disclosure Schedules. The disclosure schedules are a series of schedules (individually, a “Schedule” and collectively, the “Disclosure Schedules”) corresponding to the sections contained in Article IV and Article V and containing the information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties in such Articles. Matters set forth in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes, and the Disclosure Schedules may not necessarily include other matters of a similar nature. Nothing in the Agreement or in the Disclosure Schedules constitutes an admission that any information disclosed, set forth or incorporated by reference in the Disclosure Schedules or in the Agreement is material or is otherwise required by the terms of the Agreement to be so disclosed, set forth or incorporated by reference. Any disclosure set forth in any particular section of the Disclosure Schedules shall be deemed to be disclosed for any other section of the Disclosure Schedules to the extent that its relevance or applicability to such other section of the Disclosure Schedules is reasonably apparent.

12.12     Updates to the Disclosure Schedules. The Sellers and Company shall have the right to supplement the Disclosure Schedules at any time or times after the date of this Agreement, but prior to the Closing, by delivering one or more supplements (each, a “Disclosure Supplement”) to the Buyer in accordance with the procedures set forth in this Section 12.12; provided, however, that if the Disclosure Supplement is delivered to the Buyer at any time during the two (2) Business Days immediately preceding the Closing Date, or on the Closing Date, the Buyer, in its sole discretion, may choose to delay the Closing and defer the Closing Date for a period of up to five (5) Business Days so it may fully consider the matters disclosed in such Disclosure Supplement. Any matter set forth in a Disclosure Supplement is referred to herein as a “Subsequently Disclosed Matter.” To the extent any Subsequently Disclosed Matter has caused, or could reasonably be expected to cause, Losses to the Buyer Indemnified Parties in an amount equal to or less than Five Hundred Thousand Dollars ($500,000) (individually or in the aggregate), Buyer shall have the obligation to consummate the Transaction, but the Subsequently Disclosed Matter will not amend or supplement the Disclosure Schedules or qualify any of the warranties or representations of the Sellers made in this Agreement, or will be deemed to cure any breach of any such warranties or representations, and the Buyer Indemnified Parties will be entitled to indemnification from the Sellers for any breach of representations and warranties in Articles IV or V in accordance with Article VII. To the extent any Subsequently Disclosed Matter has caused, or could reasonably be expected to cause, Losses to the Buyer Indemnified Parties in an amount greater than Five Hundred Thousand Dollars ($500,000) (individually or in the aggregate), the Buyer shall have the right to terminate this Agreement by written notice to the Sellers’ Representative within five (5) Business Days after receipt of any Disclosure Supplement which includes such Subsequently Disclosed Matter.

12.13     Construction. The Article and Section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or exhibit refers to the corresponding Schedule or exhibit attached to this Agreement and all such Schedules and exhibits are incorporated herein by reference. This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law shall be deemed also to refer to all amendments thereto, in each case as in effect as of the date hereof. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP. The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement shall be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days.

12.14     Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

12.15     Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.

12.16     Sellers’ Representative.

(a)          Each Seller, on behalf of such Seller and such Seller’s successors, heirs and permitted assigns, hereby irrevocably appoints Johnson Controls as the “Sellers’ Representative” as such Seller’s agent and attorney-in-fact for all purposes set forth in this Agreement, including the full power and authority to (i) perform the Transactions to be performed by a Seller under this Agreement, (ii) disburse any funds received hereunder to Sellers, (iii) execute and deliver on behalf of each Seller any amendment or waiver under this Agreement and to agree to resolution of all claims hereunder, (iv) retain legal counsel and other professional services, at the expense of Sellers, in connection with the performance by the Sellers’ Representative of this Agreement, (v) give and receive notices on behalf of the Sellers, (vi) make, dispute, and settle all claims under this Agreement, including, without limitation, claims relating to the purchase price, adjustments and indemnification claims, (vii) pay (or seek reimbursement) on behalf of the Sellers any amounts due by them to Buyer, any indemnitee or the Sellers’ Representative (other than indemnification claims under Section 7.1(a)) and (viii) interpret the terms of this Agreement and any other agreement entered into in connection therewith.

(b)          The Sellers’ Representative shall have no liability to any Seller for any act done or omitted under this Agreement as the Sellers’ Representative while acting in good faith and not in a manner constituting wanton misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(c)          The Sellers’ Representative shall receive no compensation for services as the Sellers’ Representative; provided, however, that the Sellers shall reimburse the Sellers’ Representative for its out-of-pocket costs and expenses in connection with performing its duties and obligations hereunder. If the Sellers’ Representative resigns or is otherwise unable or unwilling to serve in such capacity, the Sellers’ Representative shall appoint a new Person to serve as the Sellers’ Representative and shall provide prompt written notice thereof to Buyer. Until such notice is received, Buyer shall be entitled to rely on the actions and statements of the previous the Sellers’ Representative. The power and authority granted hereunder shall be exclusive.

(d)          The appointment of the Sellers’ Representative as the attorney-in-fact for each Seller as set forth in this Section 12.16 and all authority hereby conferred are granted and conferred in consideration of the interest of the other Sellers, is therefore coupled with an interest and is and shall be irrevocable and shall neither be terminated nor otherwise affected by any act of any Seller or by operation of law, whether by the death, dissolution, liquidation, incapacity or incompetence of such Seller or by the occurrence of any other event. If, after the execution of this Agreement, any Seller dissolves or liquidates, the Sellers’ Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 12.16 as if such dissolution or liquidation had not occurred and regardless of notice thereof. Each Seller agrees to execute such documents as may be necessary and to give such instructions to its representatives as may be necessary so that its successors shall remain subject to this Agreement and carry out the full intent and purposes hereof.

12.17      Legal Representation. The Buyer agrees, on its own behalf and on behalf of the other Buyer Indemnified Parties, that, following the date hereof and following the Closing, Godfrey & Kahn, S.C. may serve as counsel to the Sellers, or any of their officers, directors or Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Godfrey & Kahn, S.C. prior to the date hereof and prior to the Closing Date. The Buyer (on behalf of itself and Company) hereby (a) waives any claim they have or may have that Godfrey & Kahn, S.C. has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises after the date hereof and/or after the Closing between the Buyer or Company, on the one hand, and the Sellers or any of the Sellers’ Affiliates, on the other hand, Godfrey & Kahn, S.C. may represent the Sellers or any of the Sellers’ Affiliates in such dispute even though the interests of such person(s) may be directly adverse to the Buyer or Company (following the Closing) and even though Godfrey & Kahn, S.C. may have represented Company in a matter substantially related to such dispute. The Buyer (on behalf of itself and Company) further agrees that, as to all communications prior to the date hereof and prior to the Closing Date among Godfrey & Kahn, S.C. and Company and the Sellers or Sellers’ Affiliates and representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Buyer or Company (following the Closing).

[Signature pages follow]

The Parties have executed and delivered this Membership Interest Purchase Agreement as of the date first written above.

BUYER:

VERSAR, INC.

By:	/s/ Anthony L. Otten
Name: Anthony L. Otten
Title: Chief Executive Officer

SELLERS:

JOHNSON CONTROLS FEDERAL SYSTEMS, INC.

By:	/s/ Laura Farnham
Name: Laura Farnham
Title: Authorized Signatory and VP & GM, BE
Security & Fire North America

JOHNSON CONTROLS, INC.

By:	/s/ Laura Farnham
Name: Laura Farnham
Title: Authorized Signatory and VP & GM, BE
Security & Fire North America

[Signature Page to Membership Interest Purchase Agreement]